NOVELOS THERAPEUTICS PRICES $5.5 MILLION PUBLIC OFFERING

MADISON, Wisc. (February 13, 2013) – Novelos Therapeutics, Inc. (OTCQX: NVLT), a pharmaceutical company developing novel drugs for the treatment and diagnosis of cancer, today announced the pricing of a public offering of 11,000,000 units at $0.50 per unit for gross proceeds of $5,500,000. Each unit consists of one share of our common stock, a Class A Warrant with a one-year term to purchase one-half of a share of our common stock at an exercise price of $0.50 per share and a Class B Warrant with a five-year term to purchase one share of our common stock at an exercise price of $0.50 per share. Novelos expects to close the transaction, subject to customary conditions, on or about February 19, 2013.

Burrill Securities LLC is acting as a placement agent in a co-lead capacity for the offering. Dawson James Securities, Inc. is acting as a sub-agent in a co-lead capacity.

The Benchmark Company, LLC is acting as a sub-agent.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any offer or sale of these securities in any jurisdiction or to any person in any particular jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. The offering will be made only by means of a prospectus supplement and accompanying prospectus, copies of which may be obtained from Burrill Securities LLC, Prospectus Department, One Embarcadero Center, Suite 2700, San Francisco, CA 94111, 415-591-5400 or email: ksheinerman@b-c.com. Before any investment, an investor should read the prospectus supplement and the accompanying prospectus, including the information incorporated by reference therein, for more complete information about Novelos and this offering.

INVESTOR CONTACTS

J. Patrick Genn, Vice President of IR, Novelos Therapeutics, Inc., Madison, Wisc. & Boston, Mass., Ph: (858) 775-7456, Email: jpgenn@novelos.com

Anne Marie Fields, Senior Vice President, LHA, Ph: (212) 838-3777, Email: afields@lhai.com, @LHA_IR_PR

This news release contains forward-looking statements. You can identify these statements by our use of words such as “may,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate,” “continue,” “plans,” or their negatives or cognates.  Such statements are valid only as of today, and we disclaim any obligation to update this information. These statements are only estimates and predictions and are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other government regulation, our pharmaceutical collaborators’ ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third-party reimbursement.

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